                                  EXHIBIT 11.2

                 NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)

                                                                                  Year Ended
                                                     ----------------------------------------------------------------------
                                                        1996           1995           1994            1993             1992
                                                        ----           ----           ----            ----             ----
INCOME (LOSS) FROM
     CONTINUING OPERATIONS                            $21,360       $(87,223)      $(14,093)        $10,092          $(6,284)
     Add back debenture interest, debt
        discount and expense amortization,
        less applicable taxes                           2,276          3,116          3,325             964            3,111
                                                     --------       --------       --------         -------         --------

INCOME (LOSS) FROM CONTINUING
     OPERATIONS FOR FULLY DILUTED
     COMPUTATION                                      $23,636       $(84,107)      $(10,768)        $11,056          $(3,173)
                                                      =======       =========      =========        =======          ========



NET INCOME (LOSS)                                     $21,360       $(87,223)      $(63,545)        $(9,665)         $   515
     Add back debenture interest, debt
        discount and expense amortization,
        less applicable taxes                           2,276          3,116          3,325             964            3,111
                                                     --------       --------       --------         -------         --------

NET INCOME (LOSS) FOR FULLY
     DILUTED COMPUTATION                              $23,636      $(84,107)       $(60,220)        $(8,701)         $ 3,626
                                                      =======      =========       =========        ========         =======

COMMON STOCK:
     Shares outstanding from beginning
        of period                                      35,137         29,578         29,405          29,968           29,822
     Stock options exercised                              277             31            134              41              136
     Shares purchased for treasury,
        from date of purchase                              --            --              (7)           (380)              (6)
     Assumed exercise of stock options,
        using treasury stock method                       935            803            108             226              344
     Shares issued for restricted stock                     1            292             --              --               --
     Conversion of Senior Sub. Debentures                  --          5,021             --              --               --
     Assumed conversion of subordinated
        debentures, from the latter of the
        beginning of the period or the
        date of issue                                   2,297          2,300          7,300           5,000            7,300
                                                     --------         ------          -----          ------           ------
        Weighted average number of
        shares outstanding                             38,647         38,025         36,940          34,855           37,596
                                                       ======         ======         ======          ======           ======

FULLY DILUTED EARNINGS (LOSS)
PER SHARE FROM CONTINUING
OPERATIONS                                              $0.58         $(2.73)         $(.48)           $.32            $(.21)
                                                        =====         ======          =====            ====            =====

FULLY DILUTED EARNINGS
  (LOSS) PER SHARE                                      $0.58         $(2.73)        $(2.14)          $(.32)            $.02
                                                        =====         ======         ======           =====             ====

Fully diluted earnings (loss) per share is the same as primary earnings (loss) per share for all periods except 1993 because inclusion of the convertible debentures is antidilutive. The above calculations reflect inclusion of both the senior convertible debentures and the subordinated convertible debentures for all periods except 1993. In 1993, inclusion of the senior convertible debentures is dilutive, however, inclusion of the subordinated convertible debentures would be antidilutive and, accordingly, the subordinated convertible debentures are not included in the 1993 calculation.